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                                  Exhibit 23.3


                        INDEPENDENT ACCOUNTANTS' CONSENT

The Board of Directors
FirstSense Software, Inc.:

We consent to the incorporation by reference in this registration statement on Form S-8 of Concord Communications, Inc. for the registration of 200,000 shares of Common Stock for the Concord Communications, Inc. 1997 Non-Employee Director Stock Option Plan of our report dated April 5, 2000, with respect to the statements of operations, stockholders' (deficit) equity and cash flows for the year ended December 31, 1999 for FirstSense Software, Inc., which report appears in the December 31, 2001 annual report on Form 10-K of Concord Communications, Inc.

                                             /s/ KPMG LLP

                                             KPMG LLP

Boston, Massachusetts
May 3, 2002